Exhibit 99.1

CONTACT:	7720 N Dobson Road
Kara Stancell, Investor Relations & Corporate Communications	Scottsdale, AZ 85256
(480) 291-5854	(602) 808-8800
www.Medicis.com

MEDICIS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
SCOTTSDALE, Ariz.—November 10, 2008—Medicis (NYSE:MRX) today announced net revenues of approximately $115.4 million for the three months ended September 30, 2008, compared to net revenues of approximately $111.0 million for the three months ended September 30, 2007, restated, which represents an increase of approximately $4.4 million, or approximately 4.0%.
Non-generally accepted accounting principles (non-GAAP) net income for the three months ended September 30, 2008, was approximately $16.1 million, compared to non-GAAP net income of approximately $18.4 million for the three months ended September 30, 2007, restated, which represents a decrease of approximately $2.3 million, or approximately 12.2%. Non-GAAP earnings per diluted share for the three months ended September 30, 2008, was approximately $0.27, compared to non-GAAP earnings per diluted share of approximately $0.28 for the three months ended September 30, 2007, restated, which represents a decrease of approximately $0.01 per diluted share, or approximately 4.8%. Non-GAAP net income excludes a total of $37.9 million (pre-tax) in certain in-process research and development (R&D) charges ($30.5 million, non-deductible), charges related to our investment in Revance ($2.6 million, non-deductible) and lease exit charges ($4.8 million, pre-tax). These charges are discussed in more detail later in this press release.
GAAP net loss for the three months ended September 30, 2008, was approximately ($14.7) million, compared to GAAP net income of approximately $17.0 million for the three months ended September 30, 2007, restated. GAAP loss per basic share for the three months ended September 30, 2008, was approximately ($0.26), compared to GAAP earnings per diluted share of approximately $0.26 for the three months ended September 30, 2007, restated. Due to the Company’s net loss during the three months ended September 30, 2008, a calculation of diluted earnings per share is not required.
“We continue to be focused on the many opportunities available to us,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “On the therapeutic side of our business, SOLODYN® prescriptions have shown strength, with total weekly prescriptions increasing 26% from the first full week of the third quarter to the last full week of the third quarter. We remain hopeful that the U.S. Food and Drug Administration (FDA) will approve follow-on forms of SOLODYN® by the end of 2008. Our market-leading aesthetic franchise, led by RESTYLANE®, is well-positioned for a turnaround in the U.S. economy as we await a determination by FDA regarding the pending marketing application for RELOXIN®. Additionally, we remain encouraged by the ongoing development of the LipoSonix® technology.1 We are excited by FDA’s recent approval of new scientific data to support RESTYLANE® 18-month duration in patients with one repeat injection, and are actively evaluating and researching additional potential RESTYLANE® products and label extensions. As we approach the end of 2008, we continue our efforts to provide the highest levels of service to our physicians and their patients, and to enhance long-term stockholder value.”
For the nine months ended September 30, 2008, Medicis recorded net revenues of approximately $381.8 million, compared to net revenues of approximately $323.3 million for the nine months ended September 30, 2007, restated, which represents an increase of approximately $58.5 million, or approximately 18.1%.
Non-GAAP net income for the nine months ended September 30, 2008, was approximately $68.5 million, compared to non-GAAP net income of approximately $51.2 million for the nine months ended September 30, 2007, restated, which represents an increase of approximately $17.3 million, or approximately 33.9%. Non-GAAP earnings per diluted share for the nine months ended September 30, 2008, was approximately $1.07, compared to non-GAAP earnings per diluted share of approximately $0.78 for the three months ended September 30, 2007, restated, which represents an increase of approximately $0.29 per diluted share, or approximately 36.4%.
GAAP net income for the nine months ended September 30, 2008, was approximately $18.9 million, compared to GAAP net income of approximately $47.2 million for the nine months ended September 30, 2007, restated. GAAP earnings per diluted share for the nine months ended September 30, 2008, was approximately $0.33, compared to GAAP earnings per diluted share of approximately $0.73 for the nine months ended September 30, 2007, restated.
GAAP net loss for the three months ended September 30, 2008, includes a non-deductible $30.5 million acquired in-process R&D charge associated with the LipoSonix transaction, a pre-tax $4.8 million lease retirement obligation related to the Company’s prior headquarters location and a non-deductible $2.6 million charge related to our investment in Revance. While SOLODYN® experienced healthy prescription growth during the three months ended September 30, 2008, the Company deployed certain wholesaler inventory reduction strategies, which resulted in lower recorded net revenues. We believe this may continue into the three months ended December 31, 2008, in anticipation of potential FDA approval for follow-on forms of SOLODYN®. Net revenues for the Company’s aesthetic and therapeutic franchises during the three months ended September 30, 2008, was impacted by the weakness in the U.S. economy. Additionally, net income for the nine months ended September 30, 2008, included the $25 million payment to Ipsen for the RELOXIN® Biologics License Application (BLA) acceptance by FDA.
Acne Products
Medicis recorded net revenues of approximately $66.3 million associated with its acne products in the three months ended September 30, 2008, compared to net revenues of approximately $56.2 million for the three months ended September 30, 2007, restated, which represents an increase of approximately $10.1 million, or approximately 18.0%. For the nine months ended September 30, 2008, the Company recorded net revenues of approximately $232.8 million associated with its acne products, compared to net revenues of approximately $166.0 million for the nine months ended September 30, 2007, restated, which represents an increase of approximately $66.8 million, or approximately 40.2%. This increase is due primarily to strong

[1]	The LipoSonix® technology is currently not approved for sale or use in the U.S.

sales of SOLODYN®. Medicis’ acne products include primarily PLEXION®, SOLODYN®, TRIAZ® and ZIANA®.
Non-Acne Products
Medicis recorded net revenues of approximately $34.1 million associated with its non-acne products in the three months ended September 30, 2008, compared to net revenues of approximately $43.8 million for the three months ended September 30, 2007, restated, which represents a decrease of approximately $9.7 million, or approximately 22.2%. For the nine months ended September 30, 2008, the Company recorded net revenues of approximately $113.7 million associated with its non-acne products, compared to net revenues of approximately $130.1 million for the nine months ended September 30, 2007, restated, which represents a decrease of approximately $16.4 million, or approximately 12.6%. The non-acne products category is the most sensitive to weaknesses in the U.S. economy. Medicis’ non-acne products include primarily LOPROX®, PERLANE®, RESTYLANE® and VANOS®.
Other Non-Dermatological Products
Medicis recorded net revenues of approximately $15.1 million associated with its other non-dermatological products during the three months ended September 30, 2008, compared to net revenues of approximately $11.0 million for the three months ended September 30, 2007, restated, which represents an increase of $4.1 million, or approximately 36.6%. For the nine months ended September 30, 2008, the Company recorded net revenues of approximately $35.3 million associated with its other non-dermatological products, compared to net revenues of approximately $27.2 million for the nine months ended September 30, 2007, restated, which represents an increase of approximately $8.1 million, or approximately 29.9%. This increase is due primarily to an increase in sales of BUPHENYL® and an increase in contract revenue. Medicis’ other non-dermatological products include primarily AMMONUL®, BUPHENYL® and contract revenue.
Other Income Statement Items
Gross profit margin for the three months ended September 30, 2008, increased approximately 7 percentage points to approximately 90.6%, compared to approximately 83.3% for the three months ended September 30, 2007, restated. For the nine months ended September 30, 2008, gross profit margin increased approximately 6 percentage points to approximately 91.8%, compared to approximately 86.0% for the nine months ended September 30, 2007, restated. This increase was due primarily to product mix, which included increased sales of the higher-margin product SOLODYN® and the impact from an increase in the inventory valuation reserve during the three months ending September 30, 2007.
Selling, general and administrative (SG&A) expense for the three months ended September 30, 2008, was approximately $71.6 million, or approximately 62% of net revenues, compared to approximately $58.9 million, or approximately 53% of net revenues, for the three months ended September 30, 2007, restated. For the nine months ended September 30, 2008, the Company recorded SG&A expense of approximately $215.5 million, or approximately 56.4% of net revenues, compared to approximately $178.7 million, or approximately 55.3% of net revenues, for the nine months ended September 30, 2007, restated. Fluctuations in SG&A were due primarily to an increase in expenses associated with the acquisition and integration of LipoSonix, a pre-tax $4.8 million lease retirement obligation related to the Company’s prior headquarters location, personnel, professional services, business development and the implementation of the Company’s new enterprise resource planning system.
Approximately $4.0 million was recorded in SG&A related to FAS 123R share-based compensation expense for the three months ended September 30, 2008, as compared to $4.7 million for the three months ended September 30, 2007, restated, which represents a decrease of approximately 15.3%. Approximately $12.9 million was recorded in SG&A related to FAS 123R share-based compensation expense for the nine months ended September 30, 2008, as compared to $15.6 million for the nine months ended September 30, 2007, restated, which represents a decrease of approximately 17.2%.
R&D expense for the three months ended September 30, 2008, was $37.6 million, which includes the $30.5 million acquired in-process R&D charge associated with the LipoSonix transaction, compared to approximately $7.4 million for the three months ended September 30, 2007, restated. R&D expense for the nine months ended September 30, 2008, was $79.8 million, which includes the $30.5 million acquired in-process R&D charge associated with the LipoSonix transaction during the three months ended September 30, 2008, and the $25.0 million payment to Ipsen for the RELOXIN® BLA acceptance by FDA during the three months ended June 30, 2008, compared to approximately $22.5 million for the nine months ended September 30, 2007, restated.
Cash Flow
For the nine months ended September 30, 2008, the Company recorded operating cash flow of approximately $40.7 million, which includes a $26.2 million tax payment related to the deferred tax liability for the 1.5% contingent convertible notes repurchased in June 2008 and the $25.0 million payment to Ipsen for the RELOXIN® BLA acceptance by FDA during the second quarter.
Restatement
On September 22, 2008, the Audit Committee of the Board of Directors of Medicis concluded that the Company’s financial statements for the annual, transition and quarterly periods in fiscal years 2003 through 2007 and the first and second quarters of 2008 would likely need to be restated and should no longer be relied upon. The Company has since corrected its sales return reserves methodology, and today will file an amended and restated annual report on Form 10-K/A for the year ended December 31, 2007, and amended and restated quarterly reports on Form 10-Q/A for the quarters ended March 31, 2008, and June 30, 2008.
The restatement relates to an error in the Company’s interpretation and application of Statement of Financial Accounting Standards No. 48, Revenue Recognition When Right of Return Exists (SFAS 48), as it applies to a component of our sales return reserve calculations. Management commenced a review and analysis of the Company’s accounting for sales return reserves after the Public Company Accounting Oversight Board’s (PCAOB) inspection of the Company’s independent public accounting firm’s, Ernst & Young LLP’s, audit of the Company’s 2007 financial statements. Based on the PCAOB inspection, Ernst & Young LLP informed management that the method of accounting for returns of short-dated and expired goods in the periods covered by the financial statements was not in conformity with GAAP, as the returns for expired product did not qualify for warranty or exchange accounting and, accordingly, under SFAS 48, the Company should have deferred the full sales price of the product for the amount of estimated returns.
Consistent with good corporate governance, the Audit Committee, working with its independent counsel and forensic accountants, conducted an independent inquiry which focused on the matters giving rise to the need to restate the Company’s financial statements. After completing this internal inquiry, the Audit Committee concluded that the need to restate the Company’s consolidated financial statements was not the result of any fraud or intentional wrongdoing on the part of any of the Company’s directors, officers or other employees. The Audit Committee also noted that the Company’s independent registered public accounting firm, Ernst & Young LLP, was aware of and discussed with us on several occasions in the past the Company’s methodology of accounting for sales return reserves. Neither the Company nor Ernst & Young LLP has previously identified the misinterpretation and misapplication of GAAP with respect to our sales return reserves prior to the PCAOB review, and Ernst & Young LLP expressed unqualified opinions on our consolidated financial statements and our internal control over financial reporting for each of the now-restated annual and transition periods. The Company has discussed this matter with the Securities and Exchange Commission’s (SEC) Division of Enforcement and has committed to cooperating fully with the SEC in connection with any further questions they may have.
2008 Guidance Update
Based upon information currently available to the Company as of today, the Company’s financial guidance for the fourth quarter of 2008 is as follows:
Calendar 2008
(in millions, except per share amounts)

	First	Second	Third	Fourth	Calendar
	Quarter	Quarter	Quarter	Quarter	Year End
	(3/31/08)	(6/30/08)	(9/30/08)	(12/31/08)	2008
	Actual	Actual	Actual	Estimated	Estimated
	(Restated)	(Restated)
Revenue	$129	$137	$115	$125-$130	$506-$511
Non-GAAP diluted earnings per share objectives	$0.35	$0.44	$0.27 (a)	$0.30-$0.33	$1.36-$1.39

(a)	A reconciliation of GAAP to non-GAAP is found in the financial tables of this press release.
The above guidance does not take into account the following:
▪	potential special charges associated with R&D milestones or contract payments;

▪	the financial impact of changes in accounting or governmental pronouncements;

▪	net revenues associated with a RELOXIN® approval;

▪	charges related to the accounting for our investment in Revance;

▪	the impact of a potential generic launch to SOLODYN®;

▪	the timing of additional SOLODYN® patent allowances, if any;

▪	the outcome of the Company’s Citizen Petition filed with FDA in March 2008, which may affect the timing of potential approvals of generic versions of SOLODYN®;

▪	the deployment of certain wholesaler inventory reduction strategies for SOLODYN® which may continue into the fourth quarter, in anticipation of FDA approval for follow-on forms of SOLODYN®;

▪	uncertainty relating to the reduction of the average selling price for SOLODYN® as a result of the launch of the new SOLODYN® Patient Access Card intended to stimulate demand for SOLODYN®; and

▪	the impact of the U.S. economy on the Company’s aesthetic and therapeutic franchises.
Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work that has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty about the periods in which these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include, among other things, the potential payments associated with any such transactions.
At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company’s management as of today. Medicis disclaims any duty to update these projections, other than as required by law.
Diluted Earnings Per Share
Diluted earnings per share amounts are calculated using the “if-converted” method of accounting regardless of whether the Company’s outstanding convertible bonds meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares.
Use of Non-GAAP Financial Information
Medicis has provided in this release non-GAAP financial information which has been adjusted to exclude the in-process R&D expense related to the Company’s acquisition of LipoSonix, certain charges related to the Company’s investment in Revance, lease exit costs related to the Company’s former headquarters facility, R&D expense related to milestone payments to Ipsen upon the FDA’s acceptance of the RELOXIN® BLA, professional fees related to the Hyperion strategic collaboration agreement, certain impairment charges and the income tax effects of the foregoing. The Company has disclosed non-GAAP financial information in this press release to provide meaningful supplemental information regarding its operational performance and to enhance its investors’ overall understanding of its core financial performance. Management measures the Company’s performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management’s internal comparisons to the Company’s historical core operating results, facilitates management’s comparisons to competitors’ core operating results and is a basis for financial decision making. Management believes Medicis’ investors benefit from seeing the Company’s results on the same basis as management, in addition to the GAAP presentation. In our view, the non-GAAP financial measures are informative to investors, allowing them to focus on the ongoing operations and the core results of Medicis’ business. Historically, Medicis has reported similar non-GAAP information to its investors and believes the inclusion of comparative numbers provides consistency in the Company’s financial disclosures. This information is not in accordance with, or an alternative to, information prepared using GAAP. It excludes items that may have a material effect on the Company’s net income and diluted net income per common share calculated in accordance with GAAP. Management believes that, by viewing the Company’s results of operations excluding these charges, investors are given an indication of the ongoing results of the Company’s operations. A reconciliation of the non-GAAP financial results and Medicis’ GAAP financial results can be found below.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the prescription brands RESTYLANE® (hyaluronic acid), PERLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), PLEXION®

(sodium sulfacetamide 10% and sulfur 5%), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream 0.05%, VANOS® (fluocinonide) Cream 0.1%, and ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, the over-the-counter brand ESOTERICA® and the prescription products indicated in the treatment of Urea Cycle Disorder, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder and AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%. For more information about Medicis, please visit the Company’s website at www.Medicis.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including:
•	Medicis’ future prospects, including but not limited to the statements above under the heading “2008 Guidance Update;”

•	Medicis’ ability to attain regulatory approvals of products both in the United States and worldwide and the expected timing of such approvals;

•	information regarding business development activities and their expected benefits;

•	the expected costs to be incurred in connection with research and development, clinical trials, regulatory approvals, commercialization and marketing of new products;

•	the commercial success of RESTYLANE®, PERLANE®, SOLODYN® and ZIANA®;

•	the potential for generic competition to LOPROX® Shampoo, SOLODYN® and VANOS®;

•	the future expansion of the aesthetics market;

•	the general economic environment in the United States and worldwide; and

•	expectations relating to the Company’s product development pipeline, including the timing associated with the submission to, or acceptance by, the FDA and other regulatory agencies of submissions relating to products under development.
These statements are based on certain assumptions made by Medicis, based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. The Company’s business is subject to all risk factors outlined in the Company’s annual report on Form 10-K/A for the year ended December 31, 2007, Quarterly Reports on Form 10-Q/A for the quarters ended March 31 and June 30, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and other documents we file with the SEC. At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects, the risks associated with the FDA approval process and risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s primary brands, and any future competitive product approvals that may affect the Company’s brands, including the RESTYLANE® franchise. The RESTYLANE® franchise currently includes PERLANE® and RESTYLANE®.
There are a number of additional important factors that could cause actual results to differ materially from those projected, including:
•	the anticipated size of the markets and demand for Medicis’ products;

•	increases or decreases in the expected costs to be incurred in connection with research and development, clinical trials, regulatory approvals, commercialization and marketing of the Company’s products;

•	competitive developments affecting our products, such as the recent FDA approvals of ARTEFILL®, RADIESSE®, ELEVESS™, EVOLENCE®, JUVEDERM® Ultra, JUVEDERM®

Ultra Plus and PREVELLE Silk™, competitors to RESTYLANE® and PERLANE®, and generic forms of our DYNACIN® Tablets, LOPROX®, PLEXION®, SOLODYN®, VANOS® or TRIAZ® products;

•	the Company’s ability to successfully integrate the operations of LipoSonix and commercialize the LipoSonix® technology;

•	Medicis’ ability to effectively compete in the marketplace in which we compete today or in the future;

•	the inability to secure patent protection from filed patent applications, inadequate protection of Medicis’ intellectual property or challenges to the validity or enforceability of the Medicis’ proprietary rights;

•	the availability of product supply or changes in the costs of raw materials;

•	the receipt of required regulatory approvals;

•	product liability claims;

•	the introduction of federal and/or state regulations relating to the Company’s business;

•	dependence on sales of key products;

•	changes in the treatment practices of physicians that currently prescribe Medicis’ products;

•	the failure of prescription levels for our acne products to meet the Company’s quarterly expectations;

•	the uncertainty of future financial results and fluctuations in operating results, and the factors that may attribute to such fluctuations as set forth in our SEC filings;

•	the uncertainty of license payments and/or other payments due from third parties;

•	changes in reimbursement policies of health plans and other health insurers;

•	the timing and success of new product development by Medicis or third parties;

•	the risks of pending and future litigation or government investigations; and

•	other risks described from time to time in Medicis’ filings with the SEC.
Forward-looking statements represent the judgment of Medicis’ management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. RESTYLANE® and PERLANE® are registered trademarks of HA North American Sales AB. All other marks are the property of their respective owners.

Medicis Pharmaceutical Corporation
Summary Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
		2007		2007
	2008	(restated)	2008	(restated)
Product net revenues	$110,574	$107,093	$368,668	$313,659
Contract net revenues	4,851	3,890	13,111	9,595

Total net revenues	115,425	110,983	381,779	323,254

Cost of net revenues	10,848	18,583	31,185	45,411

Gross profit	104,577	92,400	350,594	277,843

Operating expenses:
Selling, general and administrative	71,575	58,877	215,509	178,712
Impairment of intangible assets	—	—	—	4,067
Research and development	7,143	7,354	49,333	22,508
In-process research and development	30,500	—	30,500	—
Depreciation and amortization	7,078	6,461	20,579	17,793

Total operating expenses	116,296	72,692	315,921	223,080

Operating (loss) income	(11,719)	19,708	34,673	54,763

Other expense	(2,593)	—	(5,465)	—

Interest income, net	2,377	7,446	14,472	20,478

Income tax expense	(2,722)	(10,161)	(24,802)	(28,027)

Net (loss) income	$(14,657)	$16,993	$18,878	$47,214

Basic net (loss) income per common share	$(0.26)	$0.30	$0.33	$0.84

Diluted net (loss) income per common share	$(0.26)	$0.26	$0.33	$0.73

Shares used in basic net (loss) income per common share	56,698	56,120	56,517	55,896

Shares used in diluted net (loss) income per common share	56,698	71,155	57,358	71,353

Cash flow (used in) from operations	$(7,651)	$48,458	$40,725	$127,538

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Nine months ended
	September 30, 2008			September 30, 2008
	Dollar Value		EPS/EPS Impact	Dollar Value		EPS/EPS Impact
GAAP net (loss) income	$(14,657)		$(0.26)	$18,878		$0.33
Interest expense and associated bond offering costs (tax-effected)	667	{a}		3,536	{a}

GAAP “if-converted” net (loss) income and diluted EPS	$(13,990)		$(0.22)	$22,414		$0.33
Non-GAAP adjustments:
In-process research and development expense related to our acquisition of LipoSonix	30,500		0.48	30,500		0.46
Charge related to our investment in Revance	2,593		0.04	5,465		0.08
Lease exit costs related to our former headquarters facility	4,813		0.08	4,813		0.07
Research and development expense related to milestone payment to Ipsen upon the FDA’s acceptance of RELOXIN® BLA	—		—	25,000		0.37
Income tax effects	(7,125)		(0.11)	(16,125)		(0.24)

Non-GAAP “if-converted” net income and diluted EPS	$16,791		$0.27	$72,067		$1.07

Shares used in basic net income per common share	56,698			56,517
Shares used in diluted net income per common share	63,160			67,353

{a}	In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $0.7 million and $3.5 million are added back to GAAP net income for the three months and nine months ended September 30, 2008, respectively.

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Nine months ended
	September 30, 2007			September 30, 2007
	(restated)			(restated)
	Dollar Value		EPS/EPS Impact	Dollar Value		EPS/EPS Impact
GAAP net income	$16,993		$0.30	$47,214		$0.84
Interest expense and associated bond offering costs (tax- effected)	1,510	{a}		4,802	{a}

GAAP “if-converted” net income and diluted EPS	$18,503		$0.26	$52,016		$0.73
Non-GAAP adjustments:
Professional fees related to Hyperion strategic collaboration agreement	2,150		0.03	2,150		0.03
Impairment of intangible assets	—		—	4,067		0.05
Income tax effects	(781)		(0.01)	(2,257)		(0.03)

Non-GAAP “if-converted” net income and diluted EPS	$19,872		$0.28	$55,976		$0.78

Shares used in basic net income per common share	56,120			55,896
Shares used in diluted net income per common share	71,155			71,353

{a}	In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $1.5 million and $4.8 million are added back to GAAP net income for the three months and nine months ended September 30, 2007, respectively.

Medicis Pharmaceutical Corporation
Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)	(restated)
Assets
Cash, cash equivalents & short-term investments	$307,145	$794,680
Accounts receivable, net	48,011	22,205
Inventory, net	25,433	29,973
Deferred tax asset	44,992	9,190
Other current assets	21,050	18,049

Total current assets	446,631	874,097
Property & equipment, net	26,214	13,850
Intangible assets, net	323,803	236,193
Deferred tax asset	74,513	59,577
Long-term investments	93,422	17,072
Other assets	6,531	12,622

Total assets	$971,114	$1,213,411

Liabilities and stockholders’ equity
Contingent convertible senior notes 1.5%, due 2033	$181	$283,910
Other current liabilities	179,205	167,216
Total current liabilities	179,386	451,126

Contingent convertible senior notes 2.5%, due 2032	169,145	169,145
Other liabilities	15,688	9,839
Stockholders’ equity	606,895	583,301

Total liabilities and stockholders’ equity	$971,114	$1,213,411

Working capital	$267,245	$422,971

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